                                                                      EXHIBIT 11

                    CFM TECHNOLOGIES, INC. AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER COMMON SHARE

                                                         FISCAL YEAR ENDED
                                                            OCTOBER 31,
                                                     --------------------------
                                                          1996         1995
                                                     ------------  ------------
                                                       (Amounts in thousands,
                                                       except per share data)

Net Income                                            $    2,960    $    1,402
                                                     ============  ============

Weighted average common and common
  equivalent shares:

Common Stock                                               4,624         3,802

Stock options (treasury stock method)                        184           168

Cheap stock (treasury stock method)                           23            46

Weighted average common and common                   ------------  ------------
  equivalent shares                                        4,831         4,016
                                                     ============  ============
Net income per common share                           $     0.61    $     0.35
                                                     ============  ============

Computed on a basis as described in Note 2 of the Notes to Consolidated Financial Statements.